CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Ten Stix, Inc.
Idaho Springs, CO

We consent to the use in this Registration Statement of Ten Stix, Inc. on Form S-8 of our report, dated May 4, 2004, except for Note 12 as to which the date is June 18, 2004, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Ten Stix, Inc. for the year ended December 31, 2003, appearing in the Registration Statement.


/S/ HJ & Associates, LLC
HJ & Associates, LLC

September 13, 2004